John Carey
Vice President & Chief Counsel

NYSE REGULATION

Via Federal Express

September 7, 2012

Mr. Robert Davis
CEO, CFO, Chairman, COO
ATC Venture Group, Inc.
5929 Baker Road, Suite 400
Minnetonka, MN 55345

Re: Annual Meeting of ATC Venture Group, Inc.

Dear Mr. Davis:

Pursuant to Sections 703 and 1009 of the NYSE Amex Equities LLC (the "Exchange") Company Guide (the "Company Guide"), the Exchange is issuing this public warning letter to ATC Venture Group, Inc. (the "Company") as a result of its failure to provide timely notification to the Exchange of the record date for the Company's upcoming annual meeting scheduled for September 27, 2012.

Section 703 of the Company Guide requires that a company "immediately" notify the Exchange when it establishes a record date and that such notice must be given "at least ten days in advance of the record date." The Exchange understands that the Company set a record date of September 4, 2012 for its annual meeting to be held on September 27, 2012. However, the Company failed to make any notification to the Exchange of the record date and the Exchange only learned of the record date from public filings after the record date had passed.

The Exchange has accordingly determined that the Company violated one of the Exchange's listing standards by setting a record date without proper notice to the Exchange. Section 1009(a)(i) of the Company Guide allows the Exchange to issue a warning letter to a listed company that has violated a listing standard as an alternative to suspending trading in or delisting the listed company. In determining to issue a warning letter and not initiate the delisting of the Company's securities, the Exchange took into consideration, among other things, that this is the first time that the Company has failed to satisfy the notice requirements of Section 703 of the Company Guide.

However, the Company's unexplained failure to comply with the Exchange's listing standards is a serious matter. Accordingly, any future failure to comply with the notice requirements of Section 703 of the Company Guide may result in the prompt initiation of delisting procedures against the Company.

In issuing this warning letter, the Exchange does not take any position regarding whether the Company has complied with any state or federal law that might be applicable to the conduct of its annual meeting or the effectiveness of any votes solicited or taken at that meeting. The Exchange also takes no position on the effect, if any, of the Company's failure to comply with the provisions of the Company Guide on the conduct of the Company's annual meeting or the effectiveness of any votes solicited or taken at that meeting.

The Exchange reminds the Company that this letter is a mandatory disclosure event pursuant to Item 3.01 of Form 8-K. The Company is therefore required to file a current report on Form 8-K disclosing receipt of this letter within the normal time period required for such disclosures. Please note that Section 401(j) of the Company Guide also requires a separate public disclosure of this warning letter by the Company.

If you have questions about this letter, please do not hesitate to contact me directly.

Sincerely,